UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2010
Cardtronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832-308-4000)
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
     On March 22, 2010, Cardtronics, Inc. issued a press release announcing a proposed secondary offering of 6 million shares of already outstanding common stock, with an underwriters overallotment option of up to an additional 900,000 shares of common stock, by the following selling stockholders: CapStreet II, L.P., CapStreet Parallel II, L.P., and investment funds affiliated with TA Associates (the “Secondary Offering”). A copy of the press release is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.
     In accordance with General Instruction B.2 to Form 8-K, the information set forth in the attached Exhibit 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”).

Item 8.01.	Other Events.
     On March 22, 2010, Cardtronics, Inc. filed a Preliminary Prospectus Supplement (the “Prospectus Supplement”) relating to the Secondary Offering. The Secondary Offering is being made pursuant to a shelf registration statement, as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission and effective as of March 11, 2010. A copy of KPMG LLP’s consent to the incorporation by reference in the Registration Statement of their reports dated March 3, 2010 is filed as Exhibit 99.1 hereto. The following information was included within the Prospectus Supplement:

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently has eight director positions that are divided into three classes, with one class to be elected at each annual meeting of stockholders to serve for a three-year term. The term of our Class I directors expires in 2011; the term of our Class II directors expires in 2012; and the term of our Class III Directors expires in 2010. Each director holds his office until a successor is duly elected and qualified or until his death, retirement, resignation or removal. Our Class I directors are Robert P. Barone, Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult and Dennis F. Lynch; and our Class III directors are Fred R. Lummis, Michael A.R. Wilson and Steven A. Rathgaber.

The following table sets forth the name and age of each person that was serving as a director as of March 15, 2010:

Name	Age

Fred R. Lummis	56
Steven A. Rathgaber	56
J. Tim Arnoult	60
Robert P. Barone	72
Jorge M. Diaz	45
Dennis F. Lynch	61
G. Patrick Phillips	60
Michael A.R. Wilson	42

The following biographies describe the business experience of our directors:

Fred R. Lummis has served as a director and Chairman of our Board since June 2001. From March 17, 2009 through February 1, 2010, Mr. Lummis served as our Interim Chief Executive Officer. In 2006, Mr. Lummis co-founded Platform Partners, LLC and currently serves as its Chairman and Chief Executive Officer. Prior to co-founding Platform Partners, Mr. Lummis co-founded and served as a managing partner of The CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, L.P., which collectively own 21.7% of the Company as of March 15, 2010. Mr. Lummis continues to serve as a senior advisor to The CapStreet Group, LLC. From June 1998 to May 2000, Mr. Lummis served as Chairman of the Board and Chief Executive Officer of Advantage Outdoor Company, an outdoor advertising company. From September 1994 to June 1998, Mr. Lummis served as Chairman and Chief Executive Officer of American Tower Corporation, a nationwide communication tower owner and operator. Mr. Lummis currently serves as a director of Amegy Bancorporation Inc. and several private companies. Mr. Lummis holds a Bachelor of Arts degree in economics from Vanderbilt University and a Masters of Business Administration degree from the University of Texas at Austin.

Mr. Lummis has developed extensive managerial and business development skills as the co-founder of Platform Partners, the CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, L.P. With nearly 10 years of experience working with our Company and his extensive operating and directorship experience, Mr. Lummis is uniquely qualified to serve as a director on, and Chairman of, our Board, as well as a member of our Compensation Committee.

Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our Company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber also served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE Payments Network and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. He served as Chairman of the

Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

Mr. Rathgaber was selected to serve on our Board due to his depth of knowledge of the financial services and payments industry, his acute business judgment, and his extensive leadership skills.

J. Tim Arnoult has served as a director of our Company since January 2008. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services from 2005-2006, President of Global Technology and Operations from 2000-2005, and President of Central U.S. Consumer and Commercial Banking from 1996-2000. Mr. Arnoult is also experienced in mergers and acquisitions, having been directly involved in significant transactions such as the mergers of NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Mr. Arnoult has served on a variety of boards throughout his career, including the board of Visa USA. Mr. Arnoult holds a Bachelor of Arts degree in psychology and a Masters of Business Administration degree from the University of Texas at Austin.

Mr. Arnoult brings over 30 years of banking and financial services experience to our Board and also has considerable experience serving as a director from his directorships with several other large companies, including the board of VISA USA. We believe Mr. Arnoult’s banking and financial services background and past directorship experience make him well-qualified to serve on our Board, as Chairman of the Nominating & Governance Committee, and on our Audit Committee.

Robert P. Barone has served as a director of our Company since September 2001. Mr. Barone held positions at Diebold, Inc., NCR Corporation, and Xerox Corporation, as well as the Electronic Funds Transfer Association (“EFTA”). Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. From May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, Mr. Barone served as Board Vice-Chairman, President and Chief Operating Officer of Diebold, Inc. Mr. Barone holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of EFTA, Mr. Barone is now Chairman Emeritus of that organization. Currently, Mr. Barone is the owner of The Smart Dynamics Group Consulting Firm and a 50% partner in Southeast Locates LLC, an underground utilities damage prevention company.

Mr. Barone’s more than 40 years of sales, marketing, and executive leadership experience provide him with the experience and skills that we believe qualify him to serve on our Board, as Chairman of our Audit Committee, and on our Nominating & Governance Committee. Additionally, as founder and Chairman Emeritus of the EFTA, Mr. Barone’s knowledge of the electronic funds transfer industry and his relationships with companies within that industry are assets to our Board.

Jorge M. Diaz has served as a director of our Company since December 2004. Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.

Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our Company, makes him uniquely qualified to serve on our Board.

Dennis F. Lynch has served as a director of our Company since January 2008. Mr. Lynch has over 25 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director and chairperson of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. Mr. Lynch is also a principal of Future Pay, LLC, a consulting firm focused on the next generation of consumer payments. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Payments Network, LLC, an electronic payments network that is now a wholly-owned subsidiary of Fidelity National Information Services, Inc., including serving as that company’s President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE, Mr. Lynch served in a variety of information technology and products roles, ultimately managing

Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of the New England-wide YANKEE24 Network, and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of EFTA. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.

Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of the NYCE Payments Network, LLC, provide him with the background and leadership skills necessary to serve as Chairman of our Compensation Committee and on our Audit Committee.

G. Patrick Phillips was appointed as a director of our Company on February 5, 2010. Mr. Phillips is a 35-year veteran of Bank of America, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips currently serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee. Additionally, Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’ extensive experience in the banking industry as well as the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee, and our Nominating & Governance Committee.

Michael A.R. Wilson has served as a director of our Company since February 2005. Mr. Wilson is a Managing Director at TA Associates, a private equity firm, which together with its affiliates owns approximately 27.7% of the Company as of March 15, 2010. At TA Associates, Mr. Wilson focuses on growth investments and leveraged buyouts of financial services, business services, and consumer products companies. Mr. Wilson currently serves on the boards of Jupiter Investments Group and Numeric Investors. Prior to joining TA Associates in 1992, Mr. Wilson was a Financial Analyst in Morgan Stanley’s Telecommunications Group. In 1994, Mr. Wilson joined Affiliated Managers Group, a TA Associates-backed financial services start-up, as Vice President and a member of the founding management team. Mr. Wilson received a Bachelors of Arts degree, with Honors, in Business Administration from the University of Western Ontario, and a Masters of Business Administration degree, with Distinction, from Harvard Business School.

Mr. Wilson’s strong leadership and business experience, including his position as a Managing Director of a private equity firm and his financial services industry expertise, qualify him to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee. Mr. Wilson’s background in growth investments and leveraged buyouts make him a valuable contributor to discussions regarding possible acquisitions.

Executive Officers

Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age and position of each person who was serving as an executive officer of Cardtronics as of March 15, 2010:

Name	Age	Position

Steven A. Rathgaber	56	Chief Executive Officer
J. Chris Brewster	60	Chief Financial Officer
Michael H. Clinard	42	President of Global Services
Rick Updyke	50	President of Global Development
Carleton K. “Tres” Thompson, III	41	Chief Accounting Officer

The following biographies describe the business experience of our executive officers:

Steven A. Rathgaber has served as our Chief Executive Officer and a director of our Board since February 1, 2010. For additional information on Mr. Rathgaber, please see his biography in the “— Board of Directors” section above.

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our President of Global Services since June 2008. Prior to such time, he served as our Chief Operating Officer following his original employment with us in August 1997. He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.

Rick Updyke has served as our President of Global Development since June 2008. Prior to such time, he served as our Chief Strategy and Development Officer following his original employment with us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.

Carleton K. “Tres” Thompson, III has served as our Chief Accounting Officer since September 2006. Prior to such time, he served as our Director of Reporting following his original employment with us in June 2004. From January 2003 until May 2004, Mr. Thompson served as the Chief Financial Officer of Sternhill Partners, a venture capital partnership providing funding for seed and early-stage technology start-ups. From October 2001 until December 2002, Mr. Thompson served as the Chief Accounting Officer of Q Services, Inc., an oilfield services company specializing in well enhancement and production services. Prior to that, Mr. Thompson served in several other corporate finance roles with both privately-held and publicly-traded companies. Mr. Thompson began his career in September 1990 with Arthur Andersen where he spent eight years working in the firm’s audit practice. Mr. Thompson holds a Bachelor of Science degree in accounting from Trinity University and is a licensed certified public accountant in the state of Texas.

Corporate Governance

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at http://www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: Chief Financial Officer, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.

Code of Ethics.  Our Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer and other accounting and finance executives. We intend to disclose any amendments to or waivers of the codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at http://www.cardtronics.com promptly following the date of the amendment or waiver.

Director Independence.  As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his family members, and our Company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. Arnoult, Barone, Lummis, Lynch, Phillips and. Wilson are each an independent director, under the applicable standards set forth by the NASDAQ and SEC. Messrs. Arnoult, Barone, Lummis, Lynch, Phillips and Wilson constitute a majority of the members of our Board.

In making these independence determinations, our Nominating & Governance Committee, in conjunction with our Board, considered the relationships between the directors and the Company, as described below:

•	Mr. Lummis. Mr. Lummis co-founded and currently serves as a senior advisor to The CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, L.P. (the “CapStreet Funds”). The CapStreet Funds collectively own 21.7% of our common stock as of March 15, 2010. Our Nominating & Governance Committee has reviewed Mr. Lummis’ connection to the CapStreet Funds and the CapStreet Funds’ influence over us and determined that the CapStreet Funds’ influence over us is not material and that Mr. Lummis’ relationship with the CapStreet Funds does not impair his independence. However, on March 17, 2009, Mr. Lummis was appointed as our Interim Chief Executive Officer. Accordingly, Mr. Lummis was not considered to be an independent director while he served in that position. Effective February 1, 2010, Mr. Lummis resigned as our Interim Chief Executive Officer, concurrent with the appointment of Steven A. Rathgaber as the Company’s Chief Executive Officer. Because Mr. Lummis served as our Interim Chief Executive Officer for less than a full year, he is still considered to be an independent director.

•	Mr. Wilson. Mr. Wilson is the managing director at TA Associates, Inc., a private equity firm. TA Associates, Inc. is the ultimate parent of TA IV, L.P., TA/Atlantic Pacific V, L.P., TA/Atlantic Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P. and TA Strategic Partners Fund B L.P. (collectively, the “TA Funds”). The TA Funds collectively own 27.7% of our common stock as of March 15, 2010. Our Nominating & Corporate Governance Committee has reviewed Mr. Wilson’s connection to the TA Funds and the TA Funds’ influence over us and determined that the TA Funds’ influence over us is not material and that Mr. Wilson’s relationship with the TA Funds does not impair his independence.

•	Mr. Diaz. Mr. Diaz has not been considered independent following our initial public offering in 2007 because of his employment with Fiserv Output Solutions, a division of Fiserv, Inc. In 2009, we paid approximately $23.6 million in fees to Fiserv for services rendered to us in the ordinary course of business.

The purpose of this review was to determine whether any such relationships were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the Nominating & Governance Committee affirmatively determined, based on its understanding of such relationships, that, except as discussed above, none of our directors has any material relationship with us or our subsidiaries.

Board Leadership Structure.  Although our current Chairman of the Board served as our Interim Chief Executive Officer during the period of time in which we conducted a search for our new Chief Executive Officer, the Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.

Meetings.  Our Board held a total of ten meetings (four quarterly and six special meetings) and also acted through either electronic secured voting or unanimous written consent ten times during the year ended December 31, 2009. During this period, all directors attended each of the regularly scheduled quarterly meetings. With regard to the six special meetings, one director was unable to attend two such special meetings, while two other directors missed one special meeting each. In 2009, the committees of the Board held a total of 24 meetings: 11 Audit Committee meetings, eight Compensation Committee meetings and five Nominating & Governance Committee meetings. All committee members were present at these meetings.

Executive Sessions; Presiding Director.  According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2009. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions. As a result of the Company’s search for a new Chief Executive Officer during 2009, the independent directors did not make a report to the Board regarding succession planning.

Annual Meeting Attendance.  One of our directors attended our 2009 annual meeting held on June 18, 2009. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service.  Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation.  Our Board and each committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. The Nominating & Governance Committee leads the Board self-evaluation effort by conducting an annual evaluation of the Board’s performance. The committee completed its evaluation of the Board’s 2009 performance at its March 2010 meeting and presented its findings to the Board the following day. The Board has taken the committee’s evaluation under advisement and expects to complete its self-evaluation on or before its next regularly scheduled meeting. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process.  The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In 2009 the Nominating & Governance Committee developed a set of criteria that a director candidate should possess, and used that set of criteria in the search efforts that culminated in the election of G. Patrick Phillips to the Board in January 2010. Furthermore, the Nominating & Governance Committee continually reevaluates its set of criteria to ensure that future Board candidates complement those currently serving on the Board. The present criteria for director qualifications include: (1) prior corporate board experience; (2) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (3) demonstrated success as a past or current senior business executive within a rapidly growing business; (4) experience in operating in a regulated environment; (5) experience and appreciation for corporate risk management; (6) demonstrated skills, background and competencies that complement and add diversity to the Board; and (7) a proven track record of high business ethics and integrity.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth above are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole.

Board Committees—General.  Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee is comprised of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at http://www.cardtronics.com.

Effective March 17, 2009, in connection with his assumption of the position of Interim Chief Executive Officer, Mr. Lummis resigned from the Compensation Committee and the Nominating & Governance Committee, as he no longer qualified as an independent director under the NASDAQ’s rules and regulations. Effective February 1, 2010, Mr. Lummis resigned as our Interim Chief Executive Officer and was re-appointed to the Compensation Committee.

The table below provides the current composition of each committee of our Board:

Nominating &
	Audit		Compensation		Governance
Name	Committee		Committee		Committee

J. Tim Arnoult	X				X	*
Robert P. Barone(1)	X	*			X
Fred R. Lummis			X
Dennis F. Lynch	X		X	*
G. Patrick Phillips	X				X
Michael A.R. Wilson			X		X

*	Committee Chairman.

(1)	Mr. Barone served as a member of our Compensation Committee from March 17, 2009 through February 1, 2010, in connection with Mr. Lummis’ temporary resignation from that committee.

Audit Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations and NASDAQ listing standards. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its chairman, Mr. Barone, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

The Audit Committee is appointed by our Board to:

•	assist the Board in fulfilling its oversight responsibilities with respect to the conduct by our management of our financial reporting process, including the development and maintenance of a system of internal accounting and financial reporting controls;

•	assist the Board in overseeing the integrity of our financial statements, qualifications and independence of our independent registered public accounting firm, and the performance of such firm and our internal audit function;

•	prepare the annual Audit Committee report, in accordance with applicable rules and regulations; and

•	perform such other functions as the Board may assign to the Audit Committee from time to time.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth below under the “Principal Accounting Fees and Services—Report of Audit Committee” section.

The Audit Committee held 11 meetings and did not act by written consent during the fiscal year ended December 31, 2009.

Compensation Committee.  Our Nominating & Governance Committee, in its business judgment, has determined that all three directors on the Compensation Committee currently satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. However, prior to December 7, 2009, the Board had determined that it was in the best interest of the Company that Mr. Diaz, while not considered to be independent due to his relationship with Fiserv, continue to serve as Chairman of the Company’s Compensation Committee through such date.

The Report of the Compensation Committee is set forth under “Executive Compensation—Compensation Committee Report” section included below.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•	design, recommend and evaluate our director and executive officer compensation plans, policies and programs;

•	prepare the annual Compensation Committee Report, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and

•	perform such other functions as our Board may assign to the committee from time to time.

In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Executive Compensation—Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Executive Compensation—Director Compensation” for additional information on its consideration and determination of director compensation.

The Compensation Committee held eight meetings during the fiscal year ended December 31, 2009.

Nominating & Governance Committee.  The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “—Corporate Governance—Director Selection and Nomination Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:

•	prepares and recommends to our Board for adoption appropriate Corporate Governance Principles and modifications from time to time to those principles;

•	establishes criteria for selecting new directors and seeks individuals qualified to become board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws or our Corporate Governance Principles;

•	determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	reports to our Board annually with an assessment of our Board’s performance to be discussed with the full Board following the end of each fiscal year; and

•	works with our Compensation Committee relating to the evaluation, performance, development and success of the CEO and executive officers to evaluate potential successors to the principal executive officer.

The Nominating & Governance Committee held five meetings during the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives.  The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives. Specifically, our compensation program provides management with the incentive to increase our adjusted earnings before interest expense, income taxes, and depreciation, accretion and amortization expense, as well as certain other non-recurring or non-cash items (“Adjusted EBITDA”), as defined in our revolving credit facility, and return on invested capital (“ROIC”), as defined in our non-equity incentive compensation plan, which is described in more detail below. For a reconciliation of Adjusted EBITDA to net income see “Summary — Summary Selected Financial Data” above. In addition, we intend for our compensation program to both compensate our executives on a level that is competitive with companies comparable to us as well as maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers based on job role and complexity, along with individual talent and performance.

Our Compensation Committee believes that it is in the best interests of our investors and our executive officers that our compensation program remains relatively uncomplicated and straightforward, which should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, as well as reduce the time involved in furthering our investors’ understanding of such policies.

Named Executive Officers. The Compensation Committee’s responsibility includes the establishment of all compensation programs for our executive officers as well as oversight for other broad-based employee benefits programs. The compensation arrangements focused on in this Compensation Discussion and Analysis relate primarily to our Named Executive Officers. For the year ended December 31, 2009, our Named Executive Officers were:

Name	Position

Fred R. Lummis	Interim Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
Michael H. Clinard	President of Global Services
Rick Updyke	President of Global Development
Carleton K. “Tres” Thompson, III	Chief Accounting Officer
Jack M. Antonini	Former Chief Executive Officer

In March 2009, we announced that Mr. Antonini would be leaving the Company and the Board of Directors effective March 17, 2009. Fred R. Lummis, Chairman of the Board, agreed to serve as our Interim Chief Executive Officer while the Board conducted a formal search for Mr. Antonini’s permanent successor. On February 1, 2010, Mr. Lummis resigned as the Company’s Interim Chief Executive Officer, concurrent with the appointment of Steven A. Rathgaber as our Chief Executive Officer.

Compensation Review.  Historically, our management has performed (typically every other year) an informal market survey of the competitiveness of the total compensation packages paid to our executive officers through a review of compensation paid by companies with whom we believe we compete for executive level talent. However in 2008, the Compensation Committee engaged the independent compensation consulting firm Pearl Meyer & Partners (“PM&P”) to provide advice and counsel on executive compensation matters, and the Compensation Committee determined that it was in the Company’s best interest to continue PM&P’s engagement into the 2009 year. PM&P provides no services to the Company other than those provided directly to, or on behalf of, the Compensation Committee. PM&P conducted a thorough review of our executive compensation program, including base salary, annual incentive targets and plan metrics, total cash compensation, long-term incentives, and total direct compensation. In both 2008 and 2009, PM&P provided our Compensation Committee with the following:

•	updates regarding regulatory changes affecting our compensation program;

•	information on market trends, practices and other data;

•	assistance in designing program elements; and

•	overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Committee’s developing compensation philosophy.

While the PM&P guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our Company, the Compensation Committee has the final authority over all executive compensation decisions, except for decisions relating to our Chief Executive Officer’s compensation (which rests with the Board), and is not bound to adhere to any advice or recommendations that PM&P may provide to the Compensation Committee. Prior to PM&P’s engagement, no comprehensive or formal study had been conducted to review the executives’ pay elements, the weighting of these elements, and the position with respect to the competitive markets. The data contained in PM&P’s studies during the 2008 and 2009 years provided our Compensation Committee with a foundation for making compensation-related decisions. As a result, the Compensation Committee decided to develop and implement a more formal equity compensation strategy during 2009 that would govern future compensation decisions. However, as a result of the departure of the Company’s former Chief Executive Officer in March 2009, the Compensation Committee agreed to temporarily suspend these efforts until a new Chief Executive Officer was hired. With the appointment of Mr. Rathgaber as the Company’s new Chief Executive Officer effective February 1, 2010, the Compensation Committee plans to resume its efforts to develop and implement a more formal equity compensation program in 2010.

Use of Peer Companies.  The Compensation Committee has historically analyzed the compensation practices of a group of companies we consider to be our peers. Composition of the peer group is based upon a combination of the following factors: (1) companies that are competitors for our products and services; (2) companies that compete for our specialized talent; (3) companies that may experience similar market cycles to ours; (4) companies that may be tracked similarly by analysts; and (5) companies that are in a generally comparable bracket of market capitalization and/or revenue to ours.

The peer group provides meaningful reference points for competitive practices, types of equity rewards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the peer group. Individual peers utilized in the peer group are periodically reviewed and may change over time, as needed. The peer group used for the 2009 market analysis was as follows:

Fiscal Year
Company Name	2009 Revenue
(In millions)

Coinstar, Inc.	$1,144.8
Euronet Worldwide, Inc.	1,032.7
Global Cash Access Holdings, Inc.	667.7
Heartland Payment Systems, Inc.	1,652.1
TNS, Inc.	474.8
Wright Express Corporation	318.2

In addition to studying the compensation practices and trends at companies that are considered “peers,” the Compensation Committee has also determined that it is beneficial to our understanding of more general compensation expectations to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. The Compensation Committee does not react or structure our compensation programs on market data alone, and it does not utilize any true “benchmarking” techniques when making compensation decisions. The Compensation Committee did not use the peer group to establish a particular range of compensation for any element of pay in 2009. Rather, peer group and other market data were used as a general guideline in the Compensation Committee’s deliberations.

Role of the Chief Executive Officer in Executive Compensation Decisions.  Our Chief Executive Officer (“CEO”) has historically worked very closely with our Compensation Committee. However, the CEO does not make, participate in, provide input for, or make recommendations about his own compensation. During 2009, the CEO’s role in the Compensation Committee’s executive compensation decisions was somewhat limited given

Mr. Lummis’ interim status. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and employees. Other than the CEO, none of our other Named Executive Officers provide direct recommendations to the Compensation Committee or participate in the executive compensation setting process.

Role of the Chief Executive Officer and Chief Financial Officer in Compiling the Compensation Discussion and Analysis Data.  The management team, with some assistance from PM&P, compiled the tabular data for this Compensation Discussion and Analysis. The Compensation Committee has reviewed this data for thoroughness, consistency, and accuracy within the framework of the general charter of the Compensation Committee (described in “Directors, Executive Officers and Corporate Governance — Corporate Governance” above).

Calendar of Events and Decision Making.  The Compensation Committee meets periodically in each quarter of the fiscal year, as well as on an “as needed” basis, to address compensation administration issues and initiatives. A general summary of the 2009 schedule is as follows:

Quarter of 2009	Items Associated with Plan Administration

1st Quarter	Reviewed financial and operational results for 2008 and based upon that review, approved bonuses relating to 2008 performance. Acting upon management’s recommendation, agreed that due to the uncertain economic environment, no salary increases would be granted to employees at the mid-management level or higher.

2nd Quarter	With input from PM&P, submitted to the Board the 2009 director compensation plan. Commenced work with PM&P to develop a comprehensive non-equity management incentive compensation plan.

3rd Quarter	Through multiple meetings, developed and approved a comprehensive non-equity incentive compensation plan for 2009. Considered and approved (i) special bonuses for certain non-executive employees for services performed during the first and second quarters of 2009, and (ii) equity awards to certain non-executive employees who had not previously been granted equity awards.

4th Quarter	Reviewed publicly available compensation data from the Company’s peer group, as well as other similar companies to determine what, if any, additional compensation policies or guidelines should be recommended in the future. Began working on the Company’s 2010 non-equity and equity incentive compensation programs. Reviewed the proposed compensation package for the Company’s new Chief Executive Officer and, following consultation with PM&P, submitted a recommendation to the Board for approval. On December 7, 2009, Mr. Diaz relinquished his role as both a member and Chairman of the Compensation Committee. Mr. Lynch replaced Mr. Diaz as both a member and Chairman of the Compensation Committee.

Components of Executive Compensation.  Our executive compensation program consists of three primary elements: (1) base salary, (2) annual non-equity incentive plan compensation awards, and (3) equity awards. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and any other considerations that the Compensation Committee deems to be relevant.

In addition to the three primary compensation components, we provide our executive officers with discretionary bonuses (as conditions warrant), severance, certain other generally available benefits, such as healthcare plans that are available to all employees, and certain limited perquisites. While our Compensation Committee reviews the total compensation package we provide to each of our executive officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation.

Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

The table below provides a summary of each element of pay, the form in which it is paid, the purpose or objective of each element and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Performance Metric(s)

Base Pay	Cash — fixed	To recognize role, responsibilities and experience consistent with market for comparable positions	Not performance-based

Annual Non-Equity Incentive Plan Awards	Cash — variable	To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve earnings and other related pre-established objectives	Adjusted EBITDA and ROIC

Long-Term Incentive Awards	Stock options and restricted stock awards — variable	To create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our Company	Historically, such awards have not been performance-based. However, the Compensation Committee is considering in 2010 the use of performance- based awards as a component of future grants

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a Company initiative or when the executive has performed at a level above what was expected	Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive, such as our initial public offering in 2007

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Severance and Change in Control Agreements	Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements	To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times	Not performance-based

Limited Perquisites	Cash — fixed	To provide executive with additional benefits considered necessary or customary for his position	Not performance-based

Base Salary.  The base salaries for our executive officers are set at levels believed to be sufficient to attract and retain qualified individuals. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a fixed income stream, based upon their roles within our organization and their relative skills and experience. Initial base salary levels, which for the Named Executive Officers are set or approved by our Compensation Committee, take into consideration, in addition to the scope of an individual executive’s responsibilities, the compensation paid by other companies with which we believe we compete for executives.

Subsequent changes in the base salaries of executive officers, other than the CEO, are typically reviewed and approved by our Compensation Committee based on recommendations made by our CEO, who conducts annual performance reviews of each executive. Subsequent changes in the base salary of the CEO are determined by our Compensation Committee, which reviews the CEO’s performance on an annual basis, and approved by the Board. Both the CEO’s review and the Compensation Committee’s review include an analysis of how an individual executive performed against his personalized goals, which are jointly set by the executive and the CEO at the beginning of each year, or, in the case of the CEO, by the CEO and the Board. In terms of weighting the factors that influence decisions related to base salaries, the individual performance of an executive against his goals is heavily weighted and accounts for roughly 80% of the Compensation Committee’s considerations while additional factors considered are weighted, on average, at only 20%. For a given year, additional factors may include other achievements or accomplishments of the individual during the year, any mitigating priorities during the year that may have resulted in a change in the executive’s goals, market conditions, an executive’s participation in the development of others within our Company, and whether additional responsibilities were assumed by the executive during the period. Under each executive’s employment agreement, base salary increases are targeted at, but not required to be, 5% per annum.

For 2009, our former CEO proposed, and the Compensation Committee agreed, that no merit increases be granted in 2009 for certain employees, including our executive officers. This salary freeze was one of the many actions taken by our Company in 2008 and 2009 in response to the deteriorating economic conditions seen throughout the United States and elsewhere.

Annual Non-Equity Incentive Plan Compensation Awards.  To accomplish our goal of aligning the interests of management with those of our investors, the Compensation Committee ties a portion of the annual cash compensation earned by our executives to a targeted level of financial operating results. Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan (the “Plan”). Under each annual Plan, each executive officer has a target payout, which is provided under the terms of his employment agreement and is based on a percentage of his base salary (which, for each of Messrs. Brewster, Clinard and Updyke is 50% of base salary, and for Mr. Thompson is 40% of base salary). For our Named Executive Officers, the 2009 threshold, target and maximum annual incentive payout amounts were as follows:

	2009 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance

Fred R. Lummis	—	—	—
J. Chris Brewster	25%	50%	100%
Michael H. Clinard	25%	50%	100%
Rick Updyke	25%	50%	100%
Carleton K. “Tres” Thompson, III	20%	40%	80%
Jack M. Antonini	25%	50%	100%

To arrive at the 2009 payout number, for our Named Executive Officers, 50% of the 2009 annual cash incentive award was contingent upon our attainment of certain Adjusted EBITDA targets and 50% was subject to the achievement of certain ROIC targets. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our executive officers.

Once the payout is determined, then the amount may be further adjusted based on the Compensation Committee’s evaluation of performance of each executive in accomplishing certain pre-established individual performance targets or, management by objectives (“MBOs”). The MBO adjustment scale for 2009, as outlined in the Plan, was:

		2009 Incentive
MBO Rating	Performance	Payout Multiplier

5	All MBOs exceeded	120%
4	All MBOs attained	100%
3	Substantially all MBOs attained	80%
2	Most but not all MBOs attained	50%
1	Most MBOs missed	0%

The following is a description of the 2009 performance targets under the Plan:

•	Adjusted EBITDA. The annual Company-level financial targets set under the Plan for 2009 were consistent with the Adjusted EBITDA and capital expenditure ranges reflected in our annual budget and communicated to investors at the beginning of the year. As we expect to achieve our budgeted Adjusted EBITDA and capital expenditure (and thus, ROIC) targets when they are set, and the financial targets set under the Plan are consistent with the Adjusted EBITDA and capital expenditure (and thus ROIC) ranges reflected in our annual budget, we have similar expectations that the targets under our Plan will be achieved.

For Adjusted EBITDA, the threshold level in 2009 was set at 90% of our budgeted target and the maximum level was set at 120% of our budgeted target. In the event the Board formally approves actions, such as a material acquisition, that may affect the attainment of the originally budgeted Adjusted EBITDA amount, the budget impact is determined and presented to the Compensation Committee for approval of a revised budgeted Adjusted EBITDA figure for bonus calculation purposes. No such revisions were required in 2009.

The targeted Adjusted EBITDA amount for the year ended December 31, 2009 was $80.0 million for our consolidated operations. The targeted Adjusted EBITDA amount for a given period is typically set within or above the Adjusted EBITDA range communicated to our investors at the beginning of each year ($75.0 million to $80.0 million for 2009.)

•	ROIC. For ROIC, the threshold level was set at 19.2% (which is the level achieved if the Capital Invested in 2009 was at budgeted levels and Adjusted EBITDA was 90% of budget); the targeted ROIC level was set at 23.5% (which is the level achieved if the Capital Invested in 2009 was at budgeted levels and Adjusted EBITDA was 100% of budget); and the maximum ROIC level was set at 32.0% (which was the level achieved if Capital Invested was at budgeted levels and Adjusted EBITDA was 120% of budget). As with the Adjusted EBITDA target, any actions approved by the Board that may affect the attainment of the originally budgeted ROIC amount would result in a revised targeted ROIC figure for bonus calculation purposes. No such revisions were required in 2009.

The following table outlines the 2009 performance targets for our Named Executive Officers, and the relative weighting of each targeted performance metric, as applicable:

Metric	Weighting	Threshold	Target	Maximum

Adjusted EBITDA	50%	$72,000,000	$80,000,000	$96,000,000
ROIC(1)	50%	19.2%	23.5%	32.0%

(1)	ROIC for 2009 is defined in the 2009 Plan as follows:

•	Net Operating Profit After Tax (“NOPAT”) divided by Capital Invested, where:

•	NOPAT is defined as Adjusted EBITDA less depreciation for the relevant Plan year, less adjustments for non-wholly-owned subsidiaries, less income taxes calculated using a 35% effective tax rate; and

•	Capital Invested is defined as the average of our total assets minus goodwill and intangible assets, minus accounts payable, accrued liabilities, assets related to interest rate hedging activities and asset retirement obligations, all as reported in our quarterly reports on Form 10-Q and annual reports on Form 10-K for the trailing five quarterly periods then ended.

For the year ended December 31, 2009, we achieved results that exceeded the maximum payout levels for both our consolidated Adjusted EBITDA and ROIC targets, which equated to a 200% bonus pool funding for our Named

Executive Officers. Additionally, the Compensation Committee considered how each executive officer performed with respect to his or her individual MBOs and adjusted the payout threshold accordingly. For the specific awards granted to each Named Executive Officer under the 2009 Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2009” included in “— Executive Compensation” below.

Awards under the Plan, as opposed to any equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash incentives, in contrast to our equity grants that vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives and thus our Company-level objectives on an annual basis. As such, we believe our non-equity incentive compensation plans are a significant motivating factor for our executive officers, and we believe they have been a significant factor in attracting and retaining our executive officers.

Although the parameters and metrics of the Plan are straight-forward and objective, nothing construed in the Plan constitutes a promise or other binding agreement by the Company to pay any award to any member of the executive leadership team. Further, although the size of any award must be calculated in accordance with the Plan, the decision to pay any amount under the Plan to any member of the executive leadership team remains within the discretion of the Compensation Committee and the Board.

Long-term Incentive Program.  We have two long-term equity incentive plans — the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our Company and our affiliates with additional incentive and reward opportunities designed to enhance the profitable growth of our Company and affiliates. Equity awards granted under both plans generally vest ratably over four years based on continued employment and expire 10 years from the date of grant. This vesting feature is designed to aid in officer retention as this feature provides an incentive for our executive officers to remain in our employment during the vesting period.

Currently, there is no formal policy for granting equity awards to our executive officers, nor is there a policy in place with respect to the allocation of grants between the various types of equity instruments eligible to be awarded under the plans. Rather, all grants are discretionary and are made by the Compensation Committee, who administers the plans. As most of our Named Executive Officers have established a significant ownership position in our stock and/or options, they gain significant value through the long-term appreciation in our stock, which we believe contributes to the alignment of their interests with those of our stockholders. In general, this also means that those executives’ incentives will not be substantially altered by a grant of restricted stock or stock options. As a result, we expect issuances to our existing executive officers under our long-term incentive program to be somewhat episodic with the focus on situations in which the individual executive (1) is making significant contributions to our success and is judged to not have enough ownership to create a sufficient long-term incentive for that executive, or (2) has made individual contributions that significantly exceeded our expectations of Company growth. In these situations, the Compensation Committee may decide to provide such executive with additional equity, thereby providing him with additional equity value for having impacted our overall stockholder value.

In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, in its considerations of the size of the grants, our Compensation Committee considers our Company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis.

In June 2008, our Compensation Committee awarded shares of restricted stock to certain of our employees, including our Named Executive Officers, under the 2007 Plan. During 2009, no such grants were made to our Named Executive Officers. However, in January 2010, the Compensation Committee awarded shares of restricted stock to Messrs. Brewster, Clinard and Updyke based on their service to the Company during the year ended December 31, 2009. The forfeiture provisions on the restricted stock awarded to our Named Executive Officers lapse at a rate of 25% of the total award on each of the first four anniversaries of the grant date. In determining the quantity of shares to be granted to each Named Executive Officer, management considered each such officer’s outstanding equity awards, stock ownership levels, the strategic value of the officer’s role to our Company, and other factors, including (for the 2008 grants) the impact of our 2007 initial public offering on the value of awards previously made to each officer. Based on those factors, management made recommendations to the Compensation

Committee on the number of shares that it believed should be award to each such Named Executive Officer. With respect to the January 2010 grants, such recommendations were made by Mr. Lummis in his capacity as the Company’s Interim Chief Executive Officer. The Compensation Committee approved the recommendations and believes that these additional grants created equity packages appropriate for each executive and that the identified Named Executive Officers are adequately incentivized to work to enhance the profitability of our operations.

Discretionary Bonuses.  If and when it considers it appropriate, our Compensation Committee may grant bonuses to our employees, including our Named Executive Officers. Examples of circumstances in which employees may be awarded a bonus include situations in which an employee has made significant contributions to a Company initiative or has otherwise performed at a level above expectations. Unlike awards under our non-equity incentive compensation plan that our executives officers are eligible for on an annual basis, discretionary bonuses are not a recurring element of our executive compensation program. Only Mr. Lummis received a discretionary bonus for services provided during the year ended December 31, 2009 in recognition of his services to the Company as our Interim Chief Executive Officer. This award was the sole compensation paid to Mr. Lummis for his service to the Company as our Interim CEO. No discretionary bonuses were granted to any of our Named Executive Officers during the 2008 fiscal year.

Severance and Change of Control Arrangements.  Under the terms of their employment agreements, our executive officers are entitled to certain benefits upon the termination of their employment. Generally, these provisions are intended to mitigate some of the risk that our executive officers may bear in working for a developing company like ours, including a change in control. Additionally, the severance provisions are intended to compensate an executive during the non-compete period (required under the terms of each employment agreement), which limit the executive’s ability to work for a similar and/or competing company for a period subsequent to his termination. For additional information of the terms of each executive’s severance and change in control benefits, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers” and “— Potential Payments upon a Termination or Change in Control” below.

Other Benefits.  In addition to our three main compensation elements (base salary, annual cash incentives and long-term equity-based incentives) and potential severance benefits, we provide the following benefits:

•	401(k) Savings Plan. We have a defined contribution 401(k) plan, which is designed to assist our employees in providing for their retirement and allow us to remain competitive in the market place in terms of benefits offered to employees. Each of our executive officers is entitled to participate in this plan to the same extent that our other employees are entitled to participate. In 2007, we began matching 25% of employee contributions up to 6.0% of the employee’s salary (for a maximum matching contribution of 1.5% of the employee’s salary by us). Employees are immediately vested in their contributions while our matching contributions will vest at a rate of 20% per year.

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs under the same plans and terms as the rest of our employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This program is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are very limited in nature and are not guaranteed to be provided to any Named Executive Officer in any given year; thus, no significant perquisites were provided to our Named Executive Officers during the 2009 year.

2010 Compensation Changes

Base Salaries.  For 2010, based on the recommendations of our Interim Chief Executive Officer, the Compensation Committee ended the salary freeze and approved merit increases of 4% for each Messrs. Brewster, Clinard and Updyke, and an increase of 5% for Mr. Thompson. The increases for Messrs. Brewster, Clinard and

Updyke are slightly below the 5% targeted increases outlined in their respective employment agreements and reflect a continued effort on the part of senior management and the Compensation Committee to manage the Company’s overall expense structure. The 5% merit increase for Mr. Thompson is consistent with the targeted amount outlined in his employment agreement.

Annual Non-Equity Incentive Compensation.  To date, no changes have been made to our annual non-equity incentive compensation plan.

Long-Term Incentive Program.  Historically, our Company has not had a formal policy regarding grants made under our equity incentive plans. However, our Compensation Committee is currently in the process of developing an equity policy that will, among other things, govern the timing of grants and the allocation among different types of equity awards granted to executives beginning in 2010. Additionally, the Compensation Committee will consider if certain awards granted should be subject to performance-based vesting requirements. Finally, the Compensation Committee is evaluating whether to seek stockholder approval at our upcoming annual stockholder meeting for an increase in the number of shares available for awards under our 2007 Plan.

Employment Agreement with New Chief Executive Officer.  On December 21, 2009, we announced that Mr. Rathgaber would begin serving as our new Chief Executive Officer, as well as a director of our Board, effective February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. His employment agreement provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of his employment agreement, Mr. Rathgaber is entitled to receive an annual base salary of $525,000 and is eligible for an annual bonus based on achievement of certain performance objectives established by the Board. The target amount of Mr. Rathgaber’s annual bonus will be 50% of his base salary, though, as with our other Named Executive Officers, the ultimate payout of his annual award is subject to the sole discretion of the Compensation Committee.

In addition to an annual bonus, Mr. Rathgaber’s employment agreement provides for a one-time signing bonus in the amount of $200,000, which was paid to Mr. Rathgaber on February 1, 2010. His employment agreement also provides for the grant of 350,000 shares of restricted stock pursuant to our 2007 Plan. The forfeiture restrictions on these restricted shares will lapse in four equal annual installments on the grant date anniversary, and they will be subject to various acceleration provisions for certain termination or change in control scenarios, as are further described with regard to our restricted stock awards in the “Executive Compensation — Potential Termination upon Termination or a Change in Control” section below. In the event that Mr. Rathgaber is terminated without “Cause” or for “Good Reason,” his employment agreement also provides for severance payments upon such a termination of employment in the amount of two times his then-current annual base salary and two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. Mr. Rathgaber will be subject to certain non-competition and non-solicitation restrictions for a period of one year following the termination of his employment with us.

Stock Ownership Guidelines.  At this time, we do not have any formal stock ownership and retention guidelines but recognize the importance of retention of shares by executives as opposed to cashing them out routinely at maturity. The Board and the Compensation Committee feel that retention of equity and attaining a significant investment position is important for true stockholder linkage. As such, we will continue to monitor and assess the need associated with instituting more formal guidelines. Additionally, our Insider Trading Policy prohibits employees subject to that policy from hedging, buying on margin or engaging in other speculative trading practices.

Stock Option Granting and Exercise Policy and Policy against Backdating.  Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific Company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates in which options, restricted stock or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the repricing or discounting of options to any of our employees in the event of a decline in our share price. If, at some point in the future, the Compensation Committee believes repricing or discounting of options is appropriate, the Compensation Committee will submit such a proposal to a vote of our stockholders for approval.

Tax Deductibility of Compensation.  Internal Revenue Code (the “Code”) Section 162(m) limits the amount of otherwise deductible compensation to $1,000,000 of the covered compensation paid to our CEO(s), CFO and the three most highly compensated Named Executive Officers (other than our CFO) unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.” While the Board and the Compensation Committee strive to preserve the deductibility of all eligible compensation, we have chosen to retain the flexibility of some discretion in the long-term awards to the executives. We will continue to assess the implications of these rules and the trend towards performance-based awards as part of the total reward strategy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in our proxy statement and a Current Report on Form 8-K.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,

Dennis F. Lynch, Chairman
Fred R. Lummis*
Michael A.R. Wilson
Robert P. Barone**
Jorge M. Diaz***

*	Effective March 17, 2009, Mr. Lummis resigned as a member of our Compensation Committee in connection with him assuming the role of our Interim Chief Executive Officer. Effective February 1, 2010, Mr. Lummis resigned as our Interim Chief Executive Officer, at which point, the Board re-appointed Mr. Lummis to the Compensation Committee.

**	Concurrent with Mr. Lummis’ resignation from the Compensation Committee, Mr. Barone was appointed to the Compensation Committee. Mr. Barone served in this capacity until resigning from the Compensation Committee effective February 1, 2010, concurrent with Mr. Lummis’ re-appointment.

***	Mr. Diaz served as the Chairman of the Compensation Committee through December 7, 2009. Effective as of that date, Mr. Diaz resigned from the Compensation Committee due to independence restrictions resulting from Mr. Diaz’ employment with Fiserv, Inc. Mr. Lynch replaced Mr. Diaz as the Chairman of the Compensation Committee effective on the same date.

Executive Compensation

Summary Compensation Table for 2009.  The following table summarizes, for each of the fiscal years in the three-year period ended December 31, 2009, the compensation paid to or earned by our Named Executive Officers serving during the year ended December 31, 2009.

								Non-Equity
						Stock		Incentive Plan	All Other
Name & Principal Position	Year	Salary		Bonus		Awards(1)		Compensation	Compensation(2)		Total

Steven A. Rathgaber(3)	2009	$—		$—		$—		$—	$—		$—
Chief Executive Officer
Fred R. Lummis	2009	$—		$250,000	(4)	$—		$—	$—		$250,000
Interim Chief Executive Officer
J. Chris Brewster	2009	$302,500		$—		$—		$302,500	$4,481		$609,481
Chief Financial Officer	2008	302,500		—		1,521,000		104,091	3,321		1,930,912
	2007	275,000		30,000		—		133,375	3,901		442,276
Michael H. Clinard	2009	$370,800		$—		$—		$370,800	$927		$742,527
President of Global Services	2008	370,800		—		1,132,300		134,309	2,079		1,639,488
	2007	243,101		20,000		—		129,694	10,739	(5)	403,534
Rick Updyke(6)	2009	$291,000		$—		$—		$291,000	$4,125		$586,125
President of Global Development	2008	291,000		—		676,000		100,134	13,045	(7)	1,080,179
Carleton K. “Tres” Thompson, III(8)	2009	$200,170		$—		$—		$160,136	$—		$360,306
Chief Accounting Officer
Jack M. Antonini(9)	2009	$86,910	(9)	$—		$—		$—	$423,830	(10)	$510,740
Former Chief Executive Officer	2008	397,470		—		1,014,000	(11)	136,771	3,967		1,552,208
	2007	364,651		30,000		—		176,856	2,051		573,558

(1)	The amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may or may not be equal to the value(s) reflected above. Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 4, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2009, included in our 2009 Annual Report on Form 10-K. We did not grant stock option awards to the listed Named Executive Officers in any of 2007, 2008 or 2009, and no restricted stock awards were granted with regard to the 2009 year.

(2)	Amounts in this column reflect the amount of Company matching contributions made to our 401(k) Plan on behalf of the eligible Named Executive Officer, unless otherwise noted in the applicable footnotes below.

(3)	Mr. Rathgaber assumed the position of Chief Executive Officer on February 1, 2010. Prior to such date, Mr. Rathgaber was not employed by us.

(4)	Mr. Lummis served as the Company’s Interim Chief Executive Officer from March 17, 2009 through February 1, 2010. In recognition of his significant contributions to the Company, the Compensation Committee of our Board of Directors awarded Mr. Lummis a one-time special payment in the amount of $250,000.

(5)	The $10,739 amount presented within the “All Other Compensation” column in 2007 for Mr. Clinard is comprised of $9,750 in car allowance payments provided for under Mr. Clinard’s previous employment agreement, and $989 of matching contributions made under our 401(k) plan. The employment agreement signed by Mr. Clinard in June 2008 did not include any car allowance payments.

(6)	No information is presented for Mr. Updyke for 2007, as he did not qualify as a Named Executive Officer prior to 2008.

(7)	The $13,045 amount presented within the “All Other Compensation” column in 2008 for Mr. Updyke is comprised of $9,000 in car allowance payments provided for under Mr. Updyke’s previous employment agreement, and $4,045 of matching contributions made under our 401(k) plan. The employment agreement signed by Mr. Updyke in June 2008 did not include any car allowance payments.

(8)	No information is presented for Mr. Thompson for 2008 and 2007, as he did not qualify as a Named Executive Officer prior to 2009.

(9)	Mr. Antonini’s employment and directorship with us ended effective March 17, 2009. Accordingly, the amount reflected in the “Salary” column above represents the amount earned by Mr. Antonini for the period from January 1, 2009 through March 17, 2009.

(10)	The $423,830 amount included in the “All Other Compensation” column in 2009 for Mr. Antonini is comprised of $422,427 in severance payments made to Mr. Antonini following the termination of his employment with the Company effective March 17, 2009, and $1,403 of matching contributions made under our 401(k) plan. For further information, see the discussion in “— Potential Payments upon Termination or Change in Control” section included below.

(11)	Upon the termination of Mr. Antonini’s employment with the Company as of March 17, 2009, the stock award granted to Mr. Antonini in 2008 was forfeited as of that date.

Grants of Plan-Based Awards for 2009(1)

During the fiscal year ended December 31, 2009, none of our Named Executive Officers were granted any stock options or restricted shares. The following table sets forth the details regarding our non-equity incentive plan compensation awards granted in 2009 to each of our Named Executive Officers listed in the “Summary Compensation Table for 2009”:

	Estimated Possible/Future Payouts Under
	Non-Equity Incentive Plan Awards(2)
Name	Threshold(3)	Target	Maximum(3)

Fred R. Lummis(4)	$—	$—	$—
J. Chris Brewster	$75,625	$151,250	$302,500
Michael H. Clinard	$92,700	$185,400	$370,800
Rick Updyke	$72,750	$145,500	$291,000
Carleton K. “Tres” Thompson, III	$40,034	$80,068	$160,136
Jack M. Antonini	$99,368	$198,735	$397,470

(1)	On January 15, 2010, each of Messrs. Brewster, Clinard and Updyke were granted 100,000 shares of restricted shares for services rendered to us in 2009.

(2)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of the awards granted to each Named Executive Officer for 2009. The actual non-equity incentive plan compensation awards paid to the Named Executive Officers for 2009 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2009.”

(3)	Under the 2009 Plan, the threshold payout amount an executive could receive for the 2009 year was equal to 50% of his individual target goal, while the maximum payout amount an executive could receive for the 2009 year was equal to 200% of his individual target goal.

(4)	Mr. Lummis was not eligible for an award under our 2009 Plan due to his status as Interim CEO.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment-Related Agreements of Named Executive Officers

The terms governing each of our Named Executive Officer’s employment are outlined in individual employment agreements. Below is a description of the agreements in place with each of our Named Executive Officers for the year ended December 31, 2009, except for Mr. Lummis, with whom we did not have an employment agreement during his service as our Interim CEO.

Employment Agreements with Jack M. Antonini — Former Chief Executive Officer, J. Chris Brewster — Chief Financial Officer, and Michael H. Clinard — President of Global Services. In June 2008, following the expiration of the previous employment agreements for Messrs. Antonini, Brewster and Clinard, we entered into new agreements with these executives. Under the terms of the new agreements, Messrs. Antonini, Brewster and Clinard were to receive annual base salaries of $397,470, $302,500, and $370,800, respectively, in 2009. The annual base salaries are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Under the terms of the agreements, each executive is eligible to receive a performance-based bonus payable on or before March 15th of each year. The bonus at targeted levels of performance is equal to 50% of the executive’s base salary, with the annual payout subject to approval by the Board (or a committee thereof). However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “— Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation Awards” above.) In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and four weeks paid vacation time each year. The terms of the agreements expire in June 2011 and, unless terminated sooner, are automatically renewed annually. As previously noted, Mr. Antonini’s employment and directorship with us ended and his employment agreement terminated effective March 17, 2009.

Employment Agreement with Rick Updyke — President of Global Development.  In July 2007, we entered into an employment agreement with Mr. Updyke. In June 2008, Mr. Updyke’s July 2007 employment agreement was amended to extend its term to June 2011. Under his current employment agreement, Mr. Updyke received an annual base salary of $291,000 in 2009. Such amount is subject to annual increases, as determined by our Compensation Committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Updyke may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “— Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation Awards” above.) In addition, Mr. Updyke is entitled to receive perquisite benefits made available to other senior officers, sick leave, and four weeks paid vacation time each year.

Employment Agreement with Carleton K.“Tres” Thompson, III — Chief Accounting Officer.  In June 2008, we entered into an employment agreement with Mr. Thompson. Under his employment agreement, Mr. Thompson received an annual salary of $200,170 in 2009. Such amount is subject to annual increases, as determined by our Compensation Committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Thompson may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 40% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “— Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation Awards” above.) In addition, Mr. Thompson is entitled to receive perquisite benefits made available to other senior officers, sick leave, and four weeks paid vacation time each year. The terms of our agreement with Mr. Thompson expire in June 2011 and, unless terminated sooner, are automatically renewed annually.

Please see “— Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements.

Annual Non-Equity Incentive Plan Awards.  The annual non-equity incentive plan awards awarded to each of the Named Executive Officers for the 2009 year were paid to the executives on March 15, 2010.

Equity Incentive Plans.  As noted above, we have two long-term equity incentive plans — the 2007 Plan and the 2001 Plan. Below is a brief description of each.

2007 Plan.  In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 3,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant could receive for the term of the Plan will not exceed 50% of the total number of shares available for issuance pursuant to the 2007 Plan, and for awards denominated in cash amounts, the amount may not exceed $1,000,000 in a given year.

As previously noted, during 2008, the Compensation Committee awarded shares of restricted stock to certain of our employees, including certain of our Named Executive Officers, under the 2007 Plan. The forfeiture provisions on the restricted stock awards granted to our Named Executive Officers lapse at the rate of 25% of the total award on each of the first four anniversaries of the grant date. However, under the terms of the agreements with Messrs. Brewster and Clinard, and our previous agreement with Mr. Antonini, if a “Change in Control” occurs after the date of grant and on or before the date of the termination of the executive’s employment, then the “Forfeiture Restrictions” (as defined in each of the individual award agreements) lapse with respect to 50% of the restricted shares effective as of the date upon which the Change in Control occurs. Further, under the terms of the agreements with Messrs. Brewster and Clinard (and our previous agreement with Mr. Antonini), if following a Change of Control the executive is subsequently terminated and such termination is an “Involuntary Termination” or a “Good Reason Termination”, all remaining Forfeiture Restrictions lapse effective as of the date of such termination. The relevant terms are defined or described further below in “— Potential Payments upon a Termination or Change in Control.”

On January 15, 2010, our Compensation Committee approved grants of 300,000 shares to three of our Named Executive Officers with regard to their performance for us during the 2009 year. The restricted stock awards of 100,000 shares each granted to Messrs. Brewster, Clinard, and Updyke vest in four equal installments on each of the first four anniversaries of the January 15, 2010 grant date. The terms of the restricted stock agreements with each of Messrs. Brewster, Clinard and Updyke contain the same “Change in Control” and “Forfeiture Restrictions” as described above with regard to the 2008 grants under the 2007 Plan.

2001 Plan.  In June 2001, our Board adopted our 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Stock Incentive Plan. As of December 31, 2009, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options. Of that amount, 2,797,113 options had been exercised.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2009 that were granted pursuant to each of our equity incentive plans are described below in the “— Outstanding Equity Awards at Fiscal 2009 Year-End” section.

Salary and bonus compensation in proportion to total compensation

The following table sets forth the percentage of total compensation that we paid in the form of base salary and discretionary bonuses for the year ended December 31, 2009 to each Named Executive Officer listed in the “Summary Compensation Table for 2009.”

Percentage of
Name	Total Compensation

Fred R. Lummis	100.0%
J. Chris Brewster	49.6%
Michael H. Clinard	49.9%
Rick Updyke	49.6%
Carleton K. “Tres” Thompson, III	55.6%
Jack M. Antonini	17.0%

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock that have not vested as of December 31, 2009:

	Option Awards					Stock Awards
	Number of Securities	Number of Securities					Market Value of
	Underlying	Underlying		Option	Option	Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options		Exercise	Expiration	Units of Stock That	Stock That Have
Name	(#) Exercisable	(#) Unexercisable		Price	Date	Have Not Vested(1)	Not Vested(2)

Fred R. Lummis	—	—		—	—	—	—
J. Chris Brewster	—	—		—	—	135,000	$1,493,100
	357,682	—		$6.54	03-31-2014	—	—
	89,420	29,807	(3)	$10.55	03-05-2016	—	—
Michael H. Clinard	—	—		—	—	100,500	$1,111,530
	98,696	—		$0.74	06-03-2011	—	—
	49,805	—		$1.48	03-02-2012	—	—
	59,614	19,871	(3)	$10.55	03-05-2016	—	—
Rick Updyke	—	—		—	—	60,000	$663,600
	139,098	139,099	(4)	$13.08	07-15-2017	—	—
Carleton K. “Tres” Thompson, III	—	—		—	—	60,000	$663,600
	15,013	—		$6.54	06-06-2014	—	—
	39,742	—		$10.55	02-09-2015	—	—
	29,807	9,935	(3)	$10.55	03-05-2016	—	—
Jack M. Antonini	—	—		—	—	—	—

(1)	The forfeiture provisions on these shares lapse at the rate of 25% of the underlying shares on each of the first four anniversaries of the June 20, 2008 grant date. These restricted shares were granted pursuant to our 2007 Plan.

(2)	The market value of shares that have not vested is based on the closing price of our stock as of December 31, 2009, of $11.06 per share.

(3)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the grant date. 25% of the underlying option shares for the stock options granted on March 6, 2006 became exercisable on each of March 6, 2007, March 6, 2008 and March 6, 2009. These remaining options vested on March 6, 2010. These stock options were each granted pursuant to our 2001 Plan.

(4)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the employee’s employment date. 25% of the underlying option shares for the stock options granted on November 19, 2007 became exercisable on each of July 16, 2008, and July 16, 2009. These remaining options will vest in two equal annual installments, the first of which will occur on July 16, 2010 and the last of which will occur on July 16, 2011. These stock options were granted pursuant to our 2007 Plan.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table sets forth information relating to stock options exercises and the vesting of restricted stock awards during the year ended December 31, 2009 for each of our Named Executive Officers. All activity below relates to options and stock awards that were granted pursuant to our 2001 and 2007 Stock Incentive Plans.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	Upon	Acquired on	on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

Fred R. Lummis	—	—	—	—
J. Chris Brewster	—	—	45,000	$154,350
Michael H. Clinard	—	—	33,500	$114,905
Rick Updyke	—	—	20,000	$68,600
Carleton K. “Tres” Thompson, III	24,729	$102,859	20,000	$68,600
Jack M. Antonini	—	—	—	—

(1)	Based on the difference between the average of the high and low of our stock on the exercise date and the exercise price of the option, which is the method by which we determine fair market value.

(2)	Based on the average of the high and low trading price of our common stock as of the date of vesting.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our Company’s best interests.

Potential Payments Upon a Termination or Change in Control

In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with each of our Named Executive Officers, other than Mr. Lummis, contain severance and change in control provisions. In January 2008, our previous employment agreements with Messrs. Antonini, Brewster and Clinard expired and we subsequently signed new agreements with these Named Executive Officers in June 2008. Our employment agreement with Mr. Updyke was entered into in July 2007 but was amended in June 2008 to extend the terms through June 2011. Our employment agreement with Mr. Thompson was entered into in June 2008.

Jack M. Antonini.  Mr. Antonini’s employment with us ended effective on March 17, 2009. As a result of his termination, which was deemed to be a without cause termination under the terms of the agreement that governed his previous employment with us, Mr. Antonini was entitled to severance pay equal to two times his current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. This equated to $1,108,567, based on his $397,470 salary as of his termination date and the average of his 2008 and 2007 payout amounts (shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2009” above). Such amount is payable in 48 equal consecutive semi-monthly installments on the 15th and the last day of each of the 24 calendar months following the month in which his termination occurred (March 2009). Additionally, Mr. Antonini has elected to continue benefits coverage through our group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). As a result, we have been reimbursing Mr. Antonini for his COBRA premiums, and will continue to do so for a period of time up to 18 months from his termination date. If Mr. Antonini elects to continue coverage for the full 18 months allowed under his prior employment agreement, the total amount paid for his COBRA premiums would total $12,564.

Finally, Mr. Antonini is eligible to receive a pro rata payment under our non-equity incentive plan for his services in 2009. As the payment of a pro rata bonus for 2009 would be for actual services rendered, we do not believe such a payment would be considered a “termination payment.” The Compensation Committee is still in the process of determining what amount, if any, will be paid to Mr. Antonini.

Other Named Executive Officers.  Generally, the employment agreements in place as of December 31, 2009 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to our other Named Executive Officers:

•	Cause.

•	Messrs. Brewster, Clinard, and Thompson may be terminated for cause if the executive: (1) engages in gross negligence, gross incompetence or willful misconduct in the performance of his employment duties; (2) refuses, without proper legal reason, to perform his employment duties and responsibilities; (3) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established by us; (4) willfully engages in conduct that is materially injurious to us; (5) discloses without specific authorization confidential information that is materially injurious to us; (6) commits an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to us; (7) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	Mr. Updyke may be terminated for cause if he (1) engages in gross negligence or willful misconduct when performing his employment duties; (2) is indicted for a felony; (3) refuses to perform his employment duties; (4) materially breaches any of our policies or our code of conduct; (5) engages in conduct in which the executive knows would be materially injurious to us; or (6) materially breaches, and fails to cure, any provision of his employment agreement.

•	Change in Control. Messrs. Brewster and Clinard’s agreements state that a change in control may occur upon any of the following events:

•	a merger, consolidation, or asset sale where all or substantially all of our assets are held by a third party if (1) the holders of our equity securities no longer own equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•	our dissolution or liquidation;

•	the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•	as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.

Messrs. Brewster and Clinard may be subject to a federal excise tax on compensation they receive in connection with a change in control of our Company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our Company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Brewster and Clinard are entitled to receive a “gross-up payment” from our Company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax.

Messrs. Updyke and Thompson’s agreements do not include specific information regarding severance payments due upon a change of control or for “gross-up payments” for additional taxes imposed pursuant to Section 280G of the Internal Revenue Code. In the event that Messrs. Updyke or Thompson were to receive payments that created excise taxes under Section 280G of the Internal Revenue Code, the executives would be responsible for their own tax obligations.

•	Good Reason.

•	Messrs. Brewster and Clinard have the right to terminate employment upon the occurrence of any of the following good reason events: (1) a material diminution in the executive’s base salary; (2) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (3) without the executive’s prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas.

•	Mr. Updyke has the right to terminate employment upon the occurrence of any of the following good reason events: (1) prior to the first anniversary date of employee’s employment, the Company is sold and as a consequence of such sale Mr. Updyke is (a) not retained in the same job function; (b) required to relocate to a location that is greater than 100 miles from Dallas, Texas; or (c) without his prior consent, the assignment of duties inconsistent with his current role or any significant reduction or significant change in either position or job function, except in connection with the termination of employment for cause or in connection with the termination of employment by reason of him becoming totally disabled (defined below); or (2) a material breach by us of Article 4 of his employment agreement (i.e., the article governing the payment of compensation and the provision of benefits to Mr. Updyke).

•	Mr. Thompson’s agreement does not contain a “good reason” concept.

•	Totally Disabled.

•	Under Messrs. Brewster, Clinard, and Thompson’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

•	Under Mr. Updyke’s employment agreement, we have the right to terminate his employment at any time if he becomes Totally Disabled. The executive will be considered totally disabled if, by reason of his illness, incapacity or other disability, the executive fails to perform his duties or fulfill his obligations under his employment agreement, as certified by a competent physician, for 180 days in any 12 month period.

•	Without Cause Termination. A termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.

Messrs. Brewster, Clinard, Updyke and Thompson also received restricted stock grants pursuant to our 2007 Stock Incentive Plan on June 20, 2008, the award agreements of which contained provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. Each of the executives receive partial (25%) accelerated lapsing upon a termination of employment for death or disability. Messrs. Brewster and Clinard will also receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control. The definitions of the applicable terms in the restricted stock agreements are substantially similar to the same terms as described above within the executives’ employment agreements.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of our Company on December 31, 2009. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the above below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity inventive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2009.

The amount of compensation payable to each Named Executive Officer for each situation is listed below based on the employment agreements in place for each executive as of December 31, 2009. The amounts shown assume that such termination event was effective as of December 31, 2009 and that the closing price of our common stock on that date was $11.06. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

Potential Payments upon a Termination or Change in Control Table

								Termination in
		Without		Good Reason		Change in		Connection
		Cause		Termination		Control (No		with a Change		Death or
Executive	Benefits	Termination		By Executive		Termination)		in Control		Disability

J. C. Brewster	Base salary	$605,000	(1)	$605,000	(1)	$—		$605,000	(1)	$—
	Non-equity incentive compensation	237,466	(1)	237,466	(1)	—		237,466	(1)	—
	Post-employment health care	27,474	(1)	27,474	(1)	—		27,474	(1)	—
	Restricted shares	—		—		746,550	(2)	1,493,100	(3)	497,700	(4)
	Tax gross-up	—		—		—		—	(5)	—

	Total	$869,940		$869,940		$746,550		$2,363,040		$497,700
M. H. Clinard	Base salary	$741,600	(1)	$741,600	(1)	$—		$741,600	(1)	$—
	Non-equity incentive compensation	264,003	(1)	264,003	(1)	—		264,003	(1)	—
	Post-employment health care	27,329	(1)	27,329	(1)	—		27,329	(1)	—
	Restricted shares	—		—		555,765	(2)	1,111,530	(3)	370,510	(4)
	Tax gross-up	—		—		—		409,841	(5)	—

	Total	$1,032,932		$1,032,932		$555,765		$2,554,303		$370,510
R. Updyke(6)	Base salary	$291,000	(7)	$291,000	(7)	$—		$—		$—
	Post-employment health care	8,604	(7)	8,604	(7)	—		—		—
	Restricted shares	—		—		—		—		221,200	(4)

	Total	$299,604		$299,604		$—		$—		$221,200
C. K. “Tres” Thompson, III(6)	Base salary	$200,170	(8)	$—		$—		$—		$—
	Post-employment health care	18,316	(8)	—		—		—		—
	Restricted shares	—		—		—		—		221,200	(4)

	Total	$218,486		$—		$—		$—		$221,200

(1)	In the event of a without cause termination, a good reason termination by Messrs. Brewster or Clinard, or a termination in connection with a change in control, the executive indicated would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. The average of each executive’s 2008 and 2007 payout amounts were used to calculate the values in the table above. Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

(2)	Pursuant to the terms of Messrs. Brewster and Clinard’s restricted stock agreements, in the event of a change in control, 50% of all remaining forfeiture restrictions lapse effective as of the date the change in control occurs. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2009 upon the change in control, and (b) $11.06, the closing price of our common stock as of December 31, 2009.

(3)	Pursuant to the terms of Messrs. Brewster and Clinard’s restricted stock agreements, in the event the executive is terminated following a change in control, and such termination is an Involuntary Termination or a Good Reason Termination, all remaining forfeiture restrictions lapse effective as of the termination date. The amounts presented represent the product of (a) the number of then unvested restricted shares that each executive held as of December 31, 2009, and (b) $11.06, the closing price of our common stock as of December 31, 2009.

(4)	Pursuant to the terms of Messrs. Brewster, Clinard, Updyke and Thompson’s restricted stock agreements, in the event the executive dies or becomes disabled during the term of his employment, the percentage of the total number of restricted shares as to which the forfeiture restrictions shall lapse shall automatically increase by 25% of the shares awarded. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2009 upon the aforementioned events, and (b) $11.06, the closing price of our common stock as of December 31, 2009.

(5)	Federal excise tax gross-up payments were calculated pursuant to Section 280G of the Code. Only the severance amount payable to Mr. Clinard exceeded his Section 280G safe harbor amount; therefore, he is the only Named Executive Officer that would have received a gross-up payment for federal excise taxes in the event his employment was terminated on December 31, 2009 following a change in control of our Company. Mr. Clinard’s potential gross-up payment was calculated based upon an excise tax rate under Section 4999 of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

(6)	In the event of a termination of employment for any reason other than cause, Messrs. Updyke and Thompson would be entitled to receive payment of any prior year bonus earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered a “termination payment” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected these amounts in the table.

(7)	In the event of a termination without cause or a good reason termination by the executive, Mr. Updyke would be entitled to receive severance pay equal to 12 months of his current base salary. This amount would be payable in bi-monthly installments. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement. Additionally, if Mr. Updyke elected to continue benefits coverage through our group health plan under COBRA, we would partially subsidize Mr. Updyke’s incremental healthcare premiums. Specifically, we would reimburse Mr. Updyke on a monthly basis for the difference between the amount he must pay to continue such coverage and the employee contribution amount that active senior executive employees would pay for the same or similar coverage under our group health plan. Amounts shown above represent the difference in Mr. Updyke’s current insurance premiums and current COBRA rates for a similar plan.

(8)	In the event of a termination without cause, Mr. Thompson would be entitled to receive severance pay equal to 12 months of his current base salary. This amount would be payable in bi-monthly installments. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement. Additionally, in the event the Mr. Thompson elected to continue benefits coverage through our group health plan under COBRA, we would reimburse Mr. Thompson for the COBRA premiums for up to 12 months.

Our employment agreements with Messrs. Brewster and Clinard require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives or stockholders before receiving any severance benefits due under the employment agreements. Messrs. Updyke and Thompson are also required to promptly report any subsequent full-time employment during the period in which the executive is receiving severance payments, for we are entitled to reduce the executive’s severance payments by the amount of the new salary the executive is receiving from a third party.

The employment agreements with our executive officers also contain non-competition and non-solicitation provisions. Our employment agreements with Messrs. Brewster and Clinard have a 12-month non-compete and non-solicitation period, during which the executives may not (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. In addition to these three prohibited items, our employment agreement with Mr. Updyke, which has a 24-month non-compete and non-solicitation period, also prohibits the executive from calling upon an acquisition candidate of ours either for his own interest or that of a third party. In the event that Mr. Updyke is terminated without cause, for a good reason event or the expiration of the employment agreement term, however, the non-compete period will end contemporaneously with the termination of Mr. Updyke’s employment. Mr. Thompson’s non-solicitation provisions prevent him from soliciting either our employees or our customers for a period of 12 months following termination.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans (such definition of which is substantially similar to the definition of Change in Control in the employment agreements described above). Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation programs are not reasonably likely to cause behaviors that would have a material adverse effect on the Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Our 2009 non-equity incentive compensation plan has a cap.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an aggressive internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•	We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against the Company’s long-term interest by attempting to manipulate earnings results in the short term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

DIRECTOR COMPENSATION

The following table provides compensation information for each individual who served as a member of our Board during the year ended December 31, 2009:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total

J. Tim Arnoult	65,000	72,500	137,500
Robert P. Barone	62,698	72,500	135,198
Jorge M. Diaz	54,036	72,500	126,536
Dennis F. Lynch	62,074	72,500	134,574
Michael A.R. Wilson	—	—	—

(1)	In May 2009, the Company granted Messrs. Arnoult, Barone, Diaz and Lynch 25,000 shares of restricted stock each. The grant date fair value of each grant, as computed in accordance with FASB ASC Topic 718, was $72,500. The full fair value of these awards was recognized as compensation expense under FASB ASC Topic 718 during 2009. Messrs. Arnoult, Barone, Diaz and Lynch had no unvested stock awards outstanding as of December 31, 2009.

In 2009, each of our non-employee directors, with the exception of Messrs. Lummis and Wilson, earned a $40,000 annual retainer for their services. Additionally, each non-employee director received an additional $10,000 annual retainer for each committee on which he served during the year and $5,000 for chairing a committee. These amounts were paid on a monthly basis in the form of cash. Additionally, during 2009, Messrs. Arnoult, Barone, Diaz and Lynch were each granted 25,000 shares of restricted stock, the forfeiture restrictions on which lapsed in December 31, 2009. Messrs. Lummis and Wilson have waived their rights to receive payment for services rendered as members of our Board as each of these directors are affiliated with and/or employed by companies that have a significant ownership interest in us. All of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

2010 Director Compensation.  The above-described compensation structure that was in place during 2009 will remain in place during 2010. Additionally, on March 3, 2010, the Compensation Committee of our Board approved a restricted stock grant in the amount of 5,988 shares to each of our non-employee directors, with the exception of Messrs. Lummis and Wilson, in return for services to be provided as a director of the Company during 2010. Forfeiture restrictions on the shares lapse on February 15, 2011.

Compensation Committee Interlocks and Insider Participation

During 2009, Fred R. Lummis, Robert P. Barone, Jorge M. Diaz, Dennis F. Lynch and Michael A.R. Wilson served on our Compensation Committee. In March 2009, Mr. Lummis became our interim Chief Executive Officer, at which time he resigned from our Compensation Committee. During 2009, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee, other than a brief period between Mr. Lummis’ appointment as our Interim Chief Executive Officer and his resignation from our Compensation Committee. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended December 31, 2009, to our knowledge and based solely on a review of copies of reports furnished to us or filed with the SEC and written representations from these individuals that no other reports were required, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009, with respect to the compensation plans under which our common units are authorized for issuance, aggregated as follows:

Number of Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in Column
Plan Category	and Rights	Rights	(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	349,500	$7.06	1,302,717
Equity compensation plans not approved by security holders(2)	3,454,271	8.47	—

Total	3,803,771	$8.34	1,302,717

(1)	Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans — 2007 Plan.”

(2)	Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans — 2001 Plan.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2010 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers (as such term is defined by the SEC); and

•	all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 44,845,245 shares of common stock, which are comprised of 41,658,756 shares of common stock outstanding as of March 15, 2010, and 3,186,489 shares of common stock subject to options held by beneficial owners that are exercisable or that will be exercisable within 60 days of March 15, 2010. The amounts presented may not add due to rounding.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

	Amount and Nature	Percent of Common
Name and Address of Beneficial Owner(1)(2)	of Beneficial Ownership	Stock Beneficially Owned

5% Stockholders:
TA Associates, Inc.(3)	11,556,886	25.8%
TA IX, L.P.(4)	7,148,958	15.9%
TA/Atlantic and Pacific V L.P.(5)	2,859,597	6.4%
TA/Atlantic and Pacific IV L.P.(6)	1,232,709	2.7%
TA Strategic Partners Fund A L.P.(7)	146,417	*
TA Investors II, L.P.(8)	142,954	*
TA Strategic Partners Fund B L.P.(9)	26,251	*
The CapStreet Group, LLC(10)	9,041,074	20.2%
CapStreet II, L.P.(11)	8,091,222	18.0%
CapStreet Parallel II, L.P.(12)	949,852	2.1%
Columbia Wanger Asset Management, L.P.(13)	2,976,000	6.6%
Directors and Named Executive Officers:
Michael A.R. Wilson(14)	11,556,886	25.8%
Fred R. Lummis(15)	9,041,074	20.2%
Michael H. Clinard(16)	1,205,222	2.7%
J. Chris Brewster(17)	756,909	1.7%
Steve Rathgaber(18)	350,000	*
Rick Updyke(19)	313,808	*
Carleton K. “Tres” Thompson, III(20)	179,207	*
Jorge M. Diaz(21)	57,605	*
Robert P. Barone(22)	44,169	*
Dennis F. Lynch(23)	34,863	*
J. Tim Arnoult(24)	29,738	*
G. Patrick Phillips(25)	5,988	*
All directors and executive officers as a group (12 persons)	23,575,469	52.6%

*	Less than 1.0% of our outstanding common stock

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 15, 2010, if that person or group has the right to acquire shares within 60 days after such date.

(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of The CapStreet Group, LLC, CapStreet II, L.P., CapStreet Parallel II, L.P., and Mr. Lummis is c/o The CapStreet Group, LLC, 600 Travis Street, Suite 6110, Houston, Texas 77002. The address of TA Associates, Inc., TA IX, L.P., TA/Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P., TA Strategic Partners Fund B L.P., and Mr. Wilson is c/o TA Associates, John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Columbia Wanger

Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The address of Mr. Clinard is 3306 Chartreuse Way, Houston, Texas 77082.

(3)	The shares owned by TA Associates, Inc. are owned through its affiliated funds, including TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Atlantic and Pacific V L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II, L.P., which we collectively refer to as the TA Funds.

(4)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates IX LLC. is the general partner of TA IX, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(5)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates, Inc. is the general partner of TA Atlantic and Pacific V L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(6)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates, Inc. is the general partner of TA/Atlantic and Pacific IV L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(7)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates, Inc. is the general partner of TA Strategic Partners Fund A L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(8)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates, Inc. is the general partner of TA Investors II, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(9)	As reported on Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 12, 2010, TA Associates, Inc. is the general partner of TA Strategic Partners Fund B L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of the shares listed.

(10)	The shares owned by The CapStreet Group, LLC are owned through its affiliated funds, CapStreet II, L.P. and CapStreet Parallel II, L.P.

(11)	As reported on Schedule 13G/A dated as of December 31, 2008 and filed with the SEC on February 13, 2009, The CapStreet Group, LLC is the general partner of CapStreet GP II, L.P., which is the general partner of CapStreet II, L.P., and each may be considered a beneficial owner, with shared voting and dispositive power of 8,091,222 shares. CapStreet GP II, L.P. has not sold or purchased any additional Cardtronics stock since the February 2009 filing.

(12)	As reported on Schedule 13G/A dated as of December 31, 2008 and filed with the SEC on February 13, 2009, The CapStreet Group, LLC is the general partner of CapStreet Parallel II, L.P., and each may be considered a beneficial owner, with shared voting and dispositive power of 949,852 shares. CapStreet Parallel II, L.P. has not sold or purchased any additional Cardtronics stock since the February 2009 filing.

(13)	As reported on Schedule 13G/A dated as of December 31, 2009 and filed with the SEC on February 9, 2010, Columbia Wanger Asset Management, L.P. is considered a beneficial owner, with sole voting and dispositive power of 2,976,000 shares. The shares reported therein include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds 6.43% of our shares.

(14)	The shares indicated as being beneficially owned by Michael A.R. Wilson are owned directly by the TA Funds. Mr. Wilson serves as a Managing Director of TA Associates, Inc., the ultimate general partner of the TA Funds. As such, Mr. Wilson may be deemed to have a beneficial ownership of the shares owned by the TA Funds. Mr. Wilson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein and 22,316 shares of our common stock.

(15)	The shares indicated as being beneficially owned by Fred R. Lummis are owned directly by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis serves as a senior advisor of The CapStreet Group, LLC, the ultimate general partner of CapStreet II, L.P. and CapStreet Parallel II, L.P. As such, Mr. Lummis may be deemed to have a beneficial ownership of the shares owned by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis disclaims beneficial ownership of such shares.

(16)	Includes 100,280 shares owned directly; 100,500 restricted shares, the forfeiture restrictions on which lapse as to 33,500 shares on each of the three remaining anniversaries of the grant date beginning in June 2010;

100,000 restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the first four anniversaries of the grant date beginning in January 2011; and 227,986 options that are exercisable within 60 days of March 15, 2010. Also included in the shares indicated as being beneficially owned by Mr. Clinard are 541,164 shares owned by the Ralph Clinard Family Trust and 135,292 shares owned by a trust for the benefit of Mr. Clinard, of which Mr. Clinard is a co-trustee of and has shared voting power of and of which he may be deemed to be the beneficial owner.

(17)	Includes 45,000 shares owned directly; 135,000 restricted shares, the forfeiture restrictions on which lapse as to 45,000 shares on each of the three remaining anniversaries of the grant date beginning in June 2010; 100,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the first four anniversaries of the grant date beginning in January 2011; and 476,909 options which are exercisable within 60 days of March 15, 2010.

(18)	The shares indicated are restricted shares, the forfeiture restrictions on which lapse as to 87,500 shares on each of the first four anniversaries of the grant date beginning in February 2011.

(19)	Includes 14,710 shares owned directly; 60,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on each of the three remaining anniversaries of the grant date beginning in June 2010; 100,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the first four anniversaries of the grant date beginning in January 2011; and 139,098 options which are exercisable within 60 days of March 15, 2010.

(20)	Includes 24,710 shares owned directly; 60,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on each of the three remaining anniversaries of the grant date beginning in June 2010; and 94,497 options which are exercisable within 60 days of March 15, 2010.

(21)	Includes 23,875 shares owned directly; 5,988 restricted shares, the restrictions on which lapse on February 15, 2011; and 27,742 options that are exercisable within 60 days of March 15, 2010.

(22)	Includes 18,875 shares owned directly; 5,988 restricted shares, the restrictions on which lapse on February 15, 2011; and 19,306 options that are exercisable within 60 days of March 15, 2010.

(23)	Includes 28,875 shares owned directly and 5,988 restricted shares, the restrictions on which lapse on February 15, 2011.

(24)	Includes 23,750 shares owned directly and 5,988 restricted shares, the restrictions on which lapse on February 15, 2011.

(25)	The shares indicated are restricted shares, the forfeiture restrictions on which lapse on February 15, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with our Directors and Officers

Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. In 2009, Fiserv provided us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. The $23.6 million amount paid to Fiserv represented approximately 6.1% of our total cost of revenues and selling, general, and administrative expenses for the year.

Approval of Related Person Transactions

In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC). The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which we adopted on February 19, 2009 and amended on January 25, 2010. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction. Our Related Persons Transaction Policy is available on our website at http://ir.cardtronics.com.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Report of the Audit Committee

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at http://www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,

Robert P. Barone (Chairman)
Tim Arnoult
Dennis F. Lynch

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2009	2008
	(In thousands)

Audit Fees	$1,196	$1,288
Audit-Related Fees	27	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,223	$1,288

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of Bank Machine Ltd. in the United Kingdom and Cardtronics Mexico in Mexico. The audit-related fees in 2009 represent fees paid to KPMG for work performed on a SAS 70 audit of our EFT transaction processing operation. The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence, and has determined such services for fiscal year 2009 were compatible.

No other services were provided by KPMG LLP during the year ended December 31, 2008.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee approved 100% of the services provided by KPMG LLP in 2009 and 2008.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
99.1      Consent of Independent Registered Public Accounting Firm KPMG LLP.
99.2      Press Release, dated March 22, 2010, announcing the launch of the Secondary Offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics, Inc.
Date: March 22, 2010	By:	/s/ J. Chris Brewster
		Name:	J. Chris Brewster
		Title:	Chief Financial Officer